Rule 10f-3 Transaction Exhibit
Nuveen Connecticut Premium Income Municipal Fund
FILE #811-7606
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
11/29/07
Connecticut Health and Education
Quinnipiac University
$133,510,000
$1,680,236.80
J.P. Morgan Securities, Inc.
Merrill Lynch & Co.
RBC Capital Markets
Merrill Lynch, Pierce, Fenner & Smith Incorporated